CODE OF ETHICS

Goodwood Advisors, LLC

Introduction
This is the Code of Ethics (the "Code") of Goodwood Advisors, LLC (the "Company"). The Code includes:

•     Guidelines for Professional Standards
•     Personal Trading Policies
•     Political Contribution Policies
•     Insider Trading Policies

In addition to the Code of Ethics set forth below, the Company has adopted the Code of Ethic of the Trust.

Definitions
These terms have special meanings as used in this Code of Ethics:

Access Person - An "Access Person" is a Supervised Person who has access to nonpublic information regarding any client's purchase or sale of securities, is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic. All of the Company's directors, officers, and Employees are presumed to be Access Persons.

Advisory Client - Any person for whom or entity for which the Company serves an investment adviser, renders investment advice, or makes any investment decisions for compensation is considered to be a client.
Employee - For purposes of this Code, all Supervised Persons and Access Persons are collectively referred to as 'Employees'.

Beneficial Ownership - Means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities, including those owned by members of an Access Person's immediate family living in the Access Person's household, as defined below.

Chief Compliance Officer - Means Ryan Thibodeaux, or another person that has been designated to perform the functions of Chief Compliance Officer when the named Chief Compliance Officer is not available. For purposes of reviewing the Chief Compliance Officer's own transactions and reports under this Code, the functions of the Chief Compliance Officer are performed by another qualified individual, and shall be clearly denoted in the Company's compliance files.

Covered Account - Means any account in which an Access Person has any direct or indirectBeneficial Ownership.

Covered Securities - Means anything that is considered a "security" under the Investment Company Act of 1940. This is a very broad definition of security. It includes most kinds of investment instruments, including things that one might not ordinarily think of as "securities," such as:

•     exchange traded funds;
•     options on securities, on indexes and on currencies;

•     investments in all kinds of limited partnerships;
•     investments in foreign unit trusts and foreign mutual funds; and
•     investments in private investment funds and hedge funds.

If there is any question or doubt about whether an investment is a considered a security or a Covered
Security under this Code, ask the Chief Compliance Officer.

Insiders - The concept of "insider" is broad, and includes all Employees of a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company's affairs and as a result has access to information solely for the company's purposes. Any person associated with the Adviser may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company's attorneys, accountants, consultants, bank lending officers and the Employees of such organizations.

Insider Trading - While the law concerning "insider trading" is not static, it generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.

Non-Public Information - Information is "non-public" until it has been effectively communicated to the market and the market has had time to "absorb" the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.
Material Information - "Material information" generally includes:

•	any information that a reasonable investor would likely consider important in making his or her investment decision; or
•	any information that is reasonably certain to have a substantial effect on the price of a company's securities.

Examples of material information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Members of the Family/Household - "Members of the Family/Household" include:

•     A spouse or domestic partner (unless they do not live in the same household as the Access
      Person and the Access Person does not contribute in any way to their support);
•     Children under the age of 18;
•     Children who are 18 or older (unless they do not live in the same household as the Access
       Person and the Access Person does not contribute in any way to their support); and
•	Any of the people who live in the Access Person's household including: stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, in-laws, and adoptive relationships.

Non-Reportable Securities - "Non-Reportable Securities" are:

•     Direct Obligations of the US Treasury;
•	Bankers' acceptance, Certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;
•     Money market fund shares;
•	Shares of open end mutual funds, unless the Company or a control affiliate acts as the investment adviser or principal underwriter for the fund;
•	Shares issued by unit investment trusts that are invested exclusively in unaffiliated mutual funds;
•	Securities held in accounts over which the access person had no direct or indirect influence or control; or
•     Transactions effected pursuant to an automatic investment plan.

Reportable Securities - Means all Covered Securities, except Non-Reportable Securities, in which an
Access Person has Beneficial Ownership.

Supervised Person - A "Supervised Person" is any partner, officer, director (or other person occupying a similar status or performing similar functions), or Employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser. This may also include all temporary workers, consultants, independent contractors, and anyone else designated by the Chief Compliance Officer. For purposes of the Code, such 'outside individuals' will generally only be included in the definition of a supervised person, if their duties include access to certain types of information, which would put them in a position of sufficient knowledge to necessitate their inclusion under the Code. The Chief Compliance Officer shall make the final determination as to which of these are considered supervised persons.

General Principles

(1)  The Company is a fiduciary for its investment advisory clients. Because of this fiduciary relationship, it is generally improper for the Company or its Employees to:

1. use information about the Company's trading or recommendations for client accounts for their own benefit (or the benefit of anyone other than the client), to the detriment of the client; or
2. to the detriment of clients, take advantage of investment opportunities that would otherwise be available for the Company's clients.

(2) The Company wants to avoid even the appearance that the Company, its Employees, or others receive any improper benefit from information about client trading or accounts or from our relationships with our clients or with the brokerage community.
(3) The Company expects all Employees to comply with the spirit of the Code, as well as the specific rules contained in the Code. If there is any doubt or uncertainty about what this Code requires or permits, ask the Chief Compliance Officer. Please do not guess the answer. All Employees are required to sign an Agreement to abide by the Company's Code of Ethics and to certify annual compliance with the Code.

(4) Violation of either the letter or the spirit of this Code, may result in the Company taking disciplinary measures, including, without limitation, imposing penalties or fines, reduction of compensation, demotion, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating of employment, or any combination of the foregoing.

(5) For purposes of this Code, all shareholders or other persons with Beneficial Ownership of the
Company are also considered an Employee of the Company.

(6) The Company's management will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments will be distributed to all Employees of the Company, and each Employee must provide in writing their receipt, understanding, and acceptance of the changes.

(7) The Chief Compliance Officer has the authority to grant written waivers of the provisions of this

Code in appropriate instances. However:

1. the Company expects that waivers will be granted only in rare instances, and
2. some provisions of the Code that are mandated by law cannot be waived.

Guidelines for Professional Standards

•
At all times, all Employees must comply with applicable federal securities laws and must reflect the professional standards expected of those engaged in the investment advisory business, and they shall act within the spirit and the letter of the federal, state, and local laws and regulations pertaining to investment advisers and the general conduct of business. These standards require all personnel to be judicious, accurate, objective, and reasonable in dealing with both clients and other parties so that his or her personal integrity is unquestionable.

•
All Employees are required to report any violation of the Code, by any person, to the Chief Compliance Officer or other appropriate persons of the Company immediately. Such reports will be held in confidence.

•	Employees must place the interests of Advisory Clients first. All Employees must scrupulously avoid serving his or her own personal interests ahead of the interests of the Company's Advisory Clients.
•
All Employees are naturally prohibited from engaging in any practice that defrauds or misleads any client, or from engaging in any manipulative or deceitful practice with respect to clients or securities.

•	No Employee may serve on the board of directors of any publicly traded company without prior written permission from the Chief Compliance Officer.
•     Employees must conduct all personal securities transactions in full compliance with this Code.
Doubtful situations should be resolved in favor of Advisory Clients and in cooperation with the
Chief Compliance Officer. Technical compliance with the Code's provisions shall not automatically insulate from scrutiny any securities transactions or actions that could indicate a violation of the Company's fiduciary duties.
•
Personal transactions in securities by Access Persons must be transacted to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of the Company's clients. Likewise, Employees must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with the Company at the expense of clients, or that otherwise bring into question the person's judgment.

•	Employees are subject to Insider Trading Policies adopted by the Company to detect and prevent the misuse of material non-public information.
•
No Employee shall communicate information known to be false to others (including but not limited to clients, prospective clients and other Employees) with the intention of manipulating financial markets for personal gain.

•	Employees are prohibited from accepting compensation for services from outside sources without the specific prior written permission of the Chief Compliance Officer.
•
When any Employee faces a conflict or potential conflict between his or her personal interest and the interests of clients, he or she is required to immediately report the conflict to the Chief Compliance Officer for instructions regarding how to proceed.

•
Employees must treat recommendations and actions of the Company as confidential and private matters. Accordingly, we have adopted a Privacy Policy to prohibit the transmission, distribution, or communication of any information regarding securities transactions in client accounts or other non-public information, except to broker/dealers or other bona fide service providers in the ordinary course of business. In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with the Company, without the prior written approval of the Chief Compliance Officer.

•
No gift or other accommodation valued in excess of $100.00 may be accepted by the Company or any Employee from any vendor, broker, securities sales representative, client, or prospective client (a "business contact") - per business contact per year. All gifts or other accommodations, which have a value in excess of $100.00 received by Employees or their Family/Household from a business contact, must be immediately reported to the Chief Compliance Officer.

•
No gift or other accommodation valued in excess of $100.00 may be given to any business contact on behalf of the Company or any Employee, without prior written approval from the Chief Compliance Officer. (Note: Policies regarding gift receipt/giving are not intended to prohibit normal business entertainment or customary meals.)

•     No Employee shall intentionally sell to or purchase from a client any security or other property.
•     No Employee shall provide loans or receive loans from clients.

Personal Trading Policies

The following policies and procedures apply to all accounts owned or controlled by an Access Person, and any Covered Account. Any account in question should be addressed with the Chief Compliance
Officer immediately to determine if it is considered a covered account.

Improper trading activity can constitute a violation of this Code. Nevertheless, the Code can be violated by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Individual conduct can violate this Code even if no clients are harmed by such conduct.

Reporting Requirements
All Access Persons must file three reports as described below, even if there are no holdings, transactions, or accounts to list in the reports. Copies of the Reporting Forms are included at the end of the Code or can be obtained from the Chief Compliance Officer.

1.   Initial Holdings Reports
No later than 10 calendar days after an Employee becomes an Access Person (or within 10 days of the adoption of this Code if the Employee was already an Access Person at the time of its adoption), that Access Person must file an Initial Holdings Report with the Chief Compliance Officer.

The Initial Holdings Report requires that each Access Person list all Reportable Securities on the date the Employee became an Access Person. It also requires each Access Person to list all brokers, dealers, and banks holding any Covered Account on the date the Employee became an Access
Person (or on the date this Code was adopted if the Employee was already an Access Person on such date).

This requirement may be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts to the Company, c/o the Chief Compliance Officer, provided all required information is included in the report. Alternatively, Access Persons may submit this information on the Reporting Form provided by the Company.

Each Access Person must notify the Chief Compliance Officer of any updates or changes to his or her Covered Accounts within 10 days of such update or change. All information contained in the holding report must be current as of the date no more than 45 days prior to the date the report is submitted.

2.   Quarterly Transaction Reports
No later than 30 calendar days after the end of March, June, September, and December, each year, each Access Person must file a Quarterly Transaction Report with the Chief Compliance Officer.

The Quarterly Transaction Report requires each Access Person to list all transactions in Reportable Securities during the most recent calendar quarter in which the Access Person had Beneficial Ownership. This requirement may be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts, in which such transactions took place, to the Company, c/o the Chief Compliance Officer, provided all required information is included in the report and the Company receives the confirmations or statements not later than 30 days after the close of the calendar quarter in which the transaction(s) took place. Alternatively, Access Persons may submit this information on the Reporting Form provided by the Company.

3.   Annual Holdings Reports
By January 31 of each year, each Access Person must file an Annual Holdings Report with the Chief
Compliance Officer.

The Annual Holdings Report requires the Access Person to list all Reportable Securities in Covered Accounts in which the Access Person had Beneficial Ownership as of December 31 of the previous year. It also requires the Access Person to list all brokers, dealers, and banks holding any accounts in which such person had direct or indirect Beneficial Ownership on December 31 of the previous year. This requirement may be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts to the Company, c/o the Chief Compliance Officer, provided all required information is included in the report. Alternatively, Access Persons may submit this information on the Reporting Form provided by the Company. All information contained in the holding report must be current as of the date no more than 45 days prior to the date the report is submitted.

Review and Recordkeeping
The CCO shall review personal trading reports for all Access Persons no less than quarterly, and will otherwise take reasonable steps to monitor compliance with, and enforce this Code of Ethics. Evidence of the reviews shall be maintained in the Company's files. Another qualified person will review the CCO's personal securities trading reports.

The Company reserves the right to require the Access Person to reverse, cancel, or freeze, at the Access Person's expense, any transaction or position in a specific security if the Company believes the transaction or position violates its policies or appears improper. The Company will keep all such information confidential except as required to enforce this policy or to participate in any investigation concerning violations of applicable law.

If the Company discovers any trading activity that appears to be in violation of this policy, the CCO, and/or other senior representatives of the Company, will meet with the Access Person to review the findings and to discuss additional pertinent information related to the situation. Where necessary, one or more of the following remedial actions may be taken:

•     Written warning that will be made a permanent part of the Access Person's record;
•     Disgorgement of profits;
•     Monetary fine; and/or
•     Termination of employment.

Prohibited and Restricted Transactions
Access Persons may not acquire any Beneficial Ownership in any security in an initial public offering without first seeking written approval from the Chief Compliance Officer.

Purchases and sales of restricted securities issued by public companies are generally prohibited, unless the Chief Compliance Officer determines that the contemplated transaction will raise no actual, potential, or apparent conflict of interest.

Any Access Person wishing to purchase or sell a security obtained through a private placement, including purchase of any interest in a hedge fund, must first seek written approval by the Chief Compliance Officer. In addition, if an Employee who owns a security in a private company knows that the company is about to engage in an IPO, he or she must disclose this information to the Chief Compliance Officer.

Participation in Investment Clubs must be approved in writing by the Chief Compliance Officer in advance of any such participation.

Timing of Personal Transactions
If the Company is purchasing/selling or considering for purchase/sale any Covered Security on behalf of a Client Account, no Access Person may effect a transaction in that Covered Security prior to the client purchase/sale having been completed by the Company, or until a decision has been made not to purchase/sell the Covered Security on behalf of the Client Account and in accordance with the Company's pre clearance and blackout policy, if any.

Case-by-Case Exemptions
Because no written policy can provide for every possible contingency, the Chief Compliance Officer may consider granting additional exemptions from the Prohibitions on Trading on a case-by-case basis. Any request for such consideration must be submitted by the Access Person in writing to the Chief Compliance Officer. Exceptions will only be granted in those cases in which the Chief Compliance Officer determines that granting the request will create no actual, potential, or apparent conflict of interest.

Pre-clearance
Access persons must obtain pre-clearance prior to engaging in a personal securities transaction. Pre- clearance is obtained by first completing and signing the Personal Trade Request Form. (A copy of the
Personal Trade Request Form is included in this Code, or a copy can be obtained from the Chief
Compliance Officer.) The Personal Trade Request Form is then submitted to the Chief Compliance
Officer for pre-clearance.

If pre-clearance is obtained, the approval is valid for the day on which it is granted and one business day immediately following. The Chief Compliance Officer may revoke a pre-clearance any time after it is granted and before the transaction is executed.

Insider Trading Policies
The purpose of these policies and procedures (the "Insider Trading Policies") is to educate our Employees regarding insider trading, and to detect and prevent insider trading by any person associated with the Company. The term "insider trading" is not defined in the securities laws, but generally, it refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others. The Company has also adopted the insider trading policy of the Trust

Prohibited Activities
All Employees of the Company, including contract, temporary, or part-time personnel, or any other person associated with the Company are prohibited from the following activities:

(a) trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities; or
(b) communicating material, non-public information about the issuer of any securities to any other person.

The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.

Reporting of Material, Non-Public Information
Any Employee who possesses or believes that she/he may possess material, non-public information about any issuer of securities must report the matter immediately to the Chief Compliance Officer. The Chief Compliance Officer will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.

Definitions
Material Information. "Material information" generally includes:

•	any information that a reasonable investor would likely consider important in making his or her investment decision; or
•	any information that is reasonably certain to have a substantial effect on the price of a company's securities.

Examples of material information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Non-Public Information. Information is "non-public" until it has been effectively communicated to the market and the market has had time to "absorb" the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

Insider Trading. While the law concerning "insider trading" is not static, it generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.

Insiders. The concept of "insider" is broad, and includes all Employees of a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company's affairs and as a result has access to information solely for the company's purposes. Any person associated with the Adviser may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company's attorneys, accountants, consultants, bank lending officers and the Employees of such organizations.

Penalties for Insider Trading
The legal consequences for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties may include:

•     civil injunctions;
•     jail sentences;
•     revocation of applicable securities-related registrations and licenses;
•     fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and
•	fines for the Employee or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, the Company's management will impose serious sanctions on any person who violates the Insider Trading Policies. These sanctions may include suspension or dismissal of the person or persons involved.

Company Sanctions
All disciplinary responses to violations of the Code shall be administered by the Chief Compliance Officer, subject to approval by the President of the Company. Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis.

Code of Ethics Certification
Upon the Company's adoption of this Code and annually thereafter, all Employees are required to certify in writing his or her understanding and continuing acceptance of, as well as agreement to abide by, the guidelines and polices set forth herein. Additionally, any change or modification to the Code will be distributed to all Employees and they will be required to certify in writing their receipt, understanding, and acceptance of the change(s).

Agreement to Abide by Code of Ethics

This agreement is entered into by and between Goodwood Advisors, LLC (the "Company") and the Associated Person whose name and signature is represented below.

By signing this agreement, I,                                                                                              , acknowledge that:

        I have received a copy of the Company's Code of Ethics;

        I have read and understand the information contained in the Code of Ethics; and,

        I will abide by the Code of Ethics and any subsequent amendments thereto.

To comply with the personal securities transactions reporting policy and the Company's Code of Ethics, I further certify that I have directed each broker with whom I have a Covered Account containing Covered Securities and to send to the Company's designated Chief Compliance Officer duplicate copies of all periodic statements relating to my accounts or have otherwise complied with the reporting requirements of the policy and the Company's Code of Ethics.

To meet the disclosure requirements of pertinent securities laws, rules and regulations, I further certify that I will disclose all legal and disciplinary events for which I am, or have been personally involved, including information regarding any actions or fines by any Self-Regulatory Organization.

Signature:

Date:

ASSOCIATED PERSONS REPORT

Goodwood Advisors, LLC

As of October 2013

NAME	TITLE	ACKNOWLEDGEMENT OF RECEIPT OF CODE OF ETHICS	ACCESS PERSON?
Ryan Thibodeaux	CCO		Yes

Joshua Pesses	IAR		Yes

PERSONAL SECURITIES TRADING REQUEST FORM

Name:

Details of Proposed Transaction:

Circle One	Purchase / Sale
Date of Transaction
Indicate Name of Issuer and Symbol
Type of Security (e.g., Note, Common Stock, Preferred Stock)
Quantity of Shares or Units
Price Per Share /Units
Approximate Dollar Amount
Account for Which Transaction will be Made
Name of Broker

Date of Request

You              may /                 may not execute the proposed transaction described above.

Authorized Signature:

Date of Response:

INITIAL PERSONAL SECURITIES HOLDINGS REPORT

(page 1 of 2)

To: Chief Compliance Officer, Goodwood Advisors, LLC

From:
(Access Person - Please Print)

NOTE: IN LIEU OF THE REPORTING FORM, DUPLICATE COPIES OF BROKERAGE STATEMENTS MAY BE SUBMITTED PROVIDED THE STATEMENTS INCLUDE THE INFORMATION REQUIRED BELOW

Re: Initial Personal Securities Holdings Report:

As of,                         , 20       ,  I hold the following Covered Securities:

Security Title*	Type of Security	Ticker/CUSIP	# of Shares	Principal Amount	Name of Broker Dealer

*Include interest rate and maturity date, if applicable. Use additional sheet(s), if necessary.

(page 2 of 2)

                   The following broker/dealer bank or other custodian hold accounts which are invested in Non- Reportable Securities in which I have Beneficial Ownership.

Name of Broker, Dealer, or Bank	Account Title	Account Number

Use additional sheet(s), if necessary.

                As of , 20               , I do not have any direct or indirect Beneficial Ownership in any account containing any securities. However, I agree to promptly notify the designated Chief Compliance Officer, if any such account is opened, so long as I am associated with Goodwood Advisors, LLC.

Signed:	Date:
Report reviewed by:	Date:

QUARTERLY REPORT OF PERSONAL SECURITIES TRANSACTIONS
(page 1 of 2)

To: Chief Compliance Officer, Goodwood Advisors, LLC

From:
(Access Person - Please Print)

NOTE: IN LIEU OF THE REPORTING FORM, DUPLICATE COPIES OF BROKERAGE STATEMENTS MAY BE SUBMITTED PROVIDED THE STATEMENTS INCLUDE THE INFORMATION REQUIRED BELOW

Re: Quarterly Report of Personal Securities Transactions, as amended:

During the quarter ending                                 , I have purchased, sold, or have otherwise obtained Beneficial Ownership in the following securities:

Security Title*	Type of Security	Ticker/CUSIP	# of Shares	Principal Amount	Name of Broker Dealer

*Include interest rate and maturity date, if applicable. Use additional sheet(s), if necessary.

(page 2 of 2)

          During the above period, I have not purchased or sold any Covered Securities in my personal brokerage account or in any account in which I have a direct or indirect Beneficial Ownership.

          During the above period, I have disclosed to the Company any new accounts in which I have a direct or indirect Beneficial Ownership.

           I do not currently have any Beneficial Ownership in any Covered Accounts. However, I agree to promptly notify Goodwood Capital Management, if I obtain Beneficial Ownership in any account, so long as I am an Access Person of Goodwood Advisors, LLC.

Signed:	Date:
Report reviewed by:	Date:

ANNUAL CERTIFICATION OF COMPLIANCE

With The Personal Securities Transactions Disclosure Requirements
And Code Of Ethics For Goodwood Advisors, LLC

In accordance with the policies and procedures regarding Personal Securities Transactions and the Code of Ethics for Goodwood Capital Management, I certify that during the year ending December 31                 :

           I have reported all Covered Securities holdings in which I have Beneficial Ownership.

           I have obtained pre-clearance for all Covered Securities transactions in which I have Beneficial Ownership, except for transactions, which are exempt from pre-clearance, or for which I have received a written exception from the Chief Compliance Officer.

           I have reported all Covered Securities transactions in which I have Beneficial Ownership, except for transactions, which are exempt from reporting, or for which I have received a written exception from the Chief Compliance Officer.

           I have complied with the Code of Ethics and Compliance Manual in all other respects.

Print Name:

Signature:

Dated:

ANNUAL PERSONAL SECURITIES HOLDINGS REPORT

(page 1 of 2)

To: Chief Compliance Officer, Goodwood Advisors, LLC

From:
(Access Person - Please Print)

Re: Annual Personal Securities Holdings Report:

As of,                           , 20             , I hold the following Covered Securities:
Security Title*	Type of Security	Ticker/CUSIP	# of Shares	Principal Amount	Name of Broker Dealer

*Include interest rate and maturity date, if applicable. Use additional sheet(s), if necessary.

(page 2 of 2)

          The following broker/dealer, bank, or other custodian holds accounts, which are invested in Non- Reportable Securities in which I have Beneficial Ownership.

Name of Broker, Dealer, or Bank	Account Title	Account Number

Use additional sheet(s), if necessary

                 As of                           , 20               , I do not have any direct or indirect Beneficial Ownership in any account containing any securities. However, I agree to promptly notify the designated Chief Compliance Officer, if any such account is opened, so long as I am associated with Goodwood Advisors, LLC.

Signed:	Date:
Report reviewed by:	Date:

BEST EXECUTION EVALUATION

Date:

Broker-Dealer and Clearing firm:

RATING CRITERIA	Good	Adequate	Poor

Commission Rates: Comparison of commission rates with two other broker-dealers in the marketplace
Trading Errors: Does Broker Dealer / Clearing Firm effectively and efficiently resolve any trading errors?
Trade confirmations and client reporting: Does Clearing Firm provide quality client statements?
Trade Execution:
Does Broker Dealer / Clearing Firm execute trades in a timely fashion from the time of order placement and at the prevailing market price including thinly traded securities? Note: This should be performed by conducting a historical spot check of random trades by examining a third-party database

Block Trading: Does Broker Dealer / Clearing Firm facilitate block trading in an efficient manner?
Clearance and Settlement Capabilities: Are Clearing Firm's clearance and settlement capabilities competitive in the industry?
Best Execution Policy: Do Broker Dealer / Clearing Firm have a comprehensive and adequate policy on best execution?
Reputation and Financial Strength: Do Broker Dealer / Clearing Firm have a good reputation in the market place and are the firms financially stable?
Is Broker Dealer responsive to any special needs of the Adviser?
Does Broker Dealer provide research or allow soft dollar arrangements?
Trading Platforms: Are the trading platforms available from Broker Dealer comparable and competitive to other broker-dealers in the market place?
Are the Record Keeping Services provided by Broker Dealer adequate for our needs and those of our clients?
Overall Evaluation:
Based upon the qualitative factors stated above, final opinion as to whether, Broker Dealer / Clearing Firm are providing best execution to our clients.

PERSONAL USE OF SOCIAL MEDIA DISCLOSURE FORM

As an associated person of Goodwood Advisors, LLC, I hereby make the following disclosure regarding my personal use of social media:

I currently use the following types of social media:

FaceBook
Twitter
MySpace
Blogs
Chat Rooms
Other

By signature below, I attest that I am not using these forms of social media for business purposes. I am only referring to Goodwood Capital Management as my employer. I do not make reference to the Company's advisory services or strategies.

I agree to notify the CCO in writing if I begin using other forms of social media. Accordingly, I intend to use the following social media sites:

I authorize the CCO or a designee to monitor all existing and new accounts for purposes of fulfilling the
Company's supervisory obligations.

In addition, I attest that I have not disclosed any non-public information using these social media sites. Furthermore, I attest that personal social media accounts are not being used for business purposes.

(NAME)

(DATE)

APPENDIX A ACKNOWLEDGMENT OF RECEIPT AND ACCEPTANCE

I hereby acknowledge receipt of Goodwood Advisors Compliance Manual. I hereby represent and affirm that I have read the Compliance Manual in its entirety and fully understand its contents. I assume the responsibilities and obligations assigned to me by the relevant sections of the Compliance
Manual and I agree to abide by and accept the policies and procedures contained herein.

If I should have any questions concerning the Compliance Manual, regulations, or other information described therein, I will direct such questions to the Chief Compliance Officer.

I hereby represent that I will report any violations of the policies and procedures contained in the Compliance Manual that come to my attention. I understand that any breach of the policies and procedures contained in the Compliance Manual or any applicable securities laws, rules, and regulations may jeopardize the Firm and its personnel and result in disciplinary action against me including possible termination.

I hereby certify that I am not aware of any facts that would constitute violations of the Compliance
Manual, which I have not previously disclosed to the Chief Compliance Officer in writing.

Name (Print):
Signature:
Date:

APPENDIX B
OUTSIDE BUSINESS ACTIVITY NOTIFICATION FORM

Name of Employee:
(Type or Print)

It is important that you notify the Company if you are, or plan to be, involved in any outside business activity or employment. This notification must be made prior to engaging in the activity. The Company considers this signed document form as receipt during the period you are an employee of The Firm.

Please complete, sign and date this notification form and return it to the Chief Compliance Officer if you are an existing or future employee of the Company. A copy of this form should be retained for your records and changes should be promptly reported to the Chief Compliance Officer.

●	Are you currently involved in any business other than working for the Company?		NO	YES

●	Name of business:
Address:
Phone Number:

●	Nature of business (i.e., registered investment advisor, insurance agency, real estate, etc.).

●	Are you using a Doing Business As Name (d/b/a) in conjunction with this outside activity?
	NO	YES

If so, what is the d/b/a?

●	Explain the organizational status of this business (i.e., a corporation, partnership, sole proprietorship, LLC, etc.).

●	Date of employment:

●	List your title/position:

●	Duties of your position:

●	Percentage of your time spent in activities involving the business:

●	Is this business disclosed on your most current Form U4?		NO	YES

●	Do you have a financial interest in the business?

If so, what is the total dollar amount of such interest?

●	How are you compensated by this business?

●	Estimated annual income from this business?

I authorize the Company to investigate my outside business activities and contact any entities or individuals affiliated with such outside business activities.  Furthermore, I authorize these entities or individuals to release to the Company any information that it requests about my employment, affiliation and/or activities with this organization.

The foregoing is true and correct.

Printed Employee Name	Employee Signature	Date

Received and Reviewed:

Notes/comments/verifications:

Chief Compliance Officer	Date